UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)	May 3, 2024

TELEFLEX INCORPORATED
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-5353	23-1147939
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

550 E. Swedesford Rd., Suite 400	Wayne,	PA		19087
(Address of Principal Executive Offices)				(Zip Code)

Registrant’s Telephone Number, Including Area Code		(610)	225-6800

Not applicable
(Former Name or Former Address, If Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1 per share	TFX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2024, the Compensation Committee (the “Committee”) of the Board of Directors of Teleflex Incorporated (the “Company”) approved modifications to the compensation of James Winters, Corporate Vice President, Manufacturing and Supply Chain, including an increase in annual base salary from $421,500 to $474,181, effective as of June 1, 2024, and the grant of equity awards with an aggregate grant value of $200,000. The awards will be granted in June 2024 and will be allocated 55% in the form of stock options, 25% in the form of a restricted stock unit award and 20% in the form of a performance stock unit award. The stock options will vest in three equal annual installments beginning one year from the date of grant. The restricted stock unit award will vest in its entirety on the third anniversary of the grant date. The performance stock unit award will be subject to achievement of the specific performance criteria previously established by the Company with respect to the annual performance stock unit awards granted to the Company’s executive officers in 2024 and, to the extent earned, will vest on the third anniversary of the grant date.

Item 5.07. Submission of Matters to a Vote of Security Holders.

(a) The Company held its 2024 annual meeting of stockholders on May 3, 2024 (the “2024 Annual Meeting”). At the 2024 Annual Meeting, the Company’s stockholders voted on:

•the election of six directors of the Company to serve for a term of one year or until their successors have been duly elected and qualified;

•the approval, on an advisory basis, of the compensation of the Company’s named executive officers;

•the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2024; and

•a stockholder proposal to reduce the ownership threshold to call a special stockholder meeting.

(b) The final voting results with respect to each proposal are set forth below.

1.    Election of Directors

Name	For	Against	Abstain	Broker Non-Votes
Candace H. Duncan	41,000,308	696,223	38,492	1,429,976
Gretchen R. Haggerty	41,265,405	423,209	46,409	1,429,976
Liam J. Kelly	39,554,387	2,132,972	47,664	1,429,976
Stephen K. Klasko	37,029,095	4,662,684	43,244	1,429,976
Stuart A. Randle	38,344,111	3,350,233	40,679	1,429,976
Jaewon Ryu	40,934,919	760,124	39,979	1,429,976
2.    Advisory Vote on Compensation of Named Executive Officers

For	Against	Abstain	Broker Non-Votes
39,080,267	2,595,538	59,218	1,429,976

3.    Ratification of Appointment of Independent Registered Public Accounting Firm

For	Against	Abstain	Broker Non-Votes
41,687,792	1,465,321	11,886	0

4.    Stockholder Proposal to Reduce the Ownership Threshold to Call a Special Stockholder Meeting

For	Against	Abstain	Broker Non-Votes
16,250,382	25,426,784	57,856	1,429,976

Item 8.01. Other Events.

On May 7, 2024, Liam J. Kelly, Chairman, President and Chief Executive Officer of the Company, entered into a stock trading plan (the “Plan”) in accordance with Rule 10b5‑1 under the Securities Exchange Act of 1934, as amended. Under Rule 10b5‑1, directors, officers and other employees who are not in possession of material nonpublic information may adopt prearranged plans or contracts for the sale of Company securities under specified conditions and at specified times. These prearranged trades can then be executed at a later date, as spelled out in the plan, without further action by the director, officer or other employee and without regard to any subsequent material nonpublic information the individual might have received.

The Plan provides for the sale of up to a total of 36,464 shares of the Company's common stock that are to be acquired through the exercise of stock options currently held by Mr. Kelly, which are scheduled to expire in 2025. The total number of shares that may be sold under the Plan represents approximately 9% of Mr. Kelly's current total holdings of the Company's common stock, which include, for purposes of this computation, direct shares and shares underlying unvested restricted stock units and vested and unvested options to purchase the Company's common stock.

Sales under the Plan are scheduled to take place in two tranches, with the first occurring in November 2024 and the second occurring in December 2024. Any shares that are sold under the Plan will be sold on the open market, subject to minimum price thresholds specified in the Plan. If any shares remain unsold following the scheduled sale dates because the minimum price threshold was not available, the shares may be sold thereafter through January 2025, subject to a specified minimum price threshold.

The Company does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors in the future, or to report any modifications or termination of any publicly announced trading plan, except to the extent, if any, required by law.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2024	TELEFLEX INCORPORATED By: /s/ Daniel V. Logue Name: Daniel V. Logue Title: Corporate Vice President, General Counsel and Secretary